EXHIBIT 4.6

CROMPTON CORPORATION
2001 EMPLOYEE STOCK OPTION PLAN

Section 1.  Purpose

The purpose of the Crompton Corporation 2001 Employee Stock Option Plan (the "Plan") is to attract and retain key non-officer employees of the Company and its Subsidiaries and to motivate such employees to put forth maximum efforts for the success of the business by offering them long term performance-based incentives and an opportunity to acquire ownership of the Company's Stock through grants of Stock Options.

Section 2.  Definitions

For purposes of the Plan, the following terms shall have the meanings set forth below:

     (a)  "Board" means the Board of Directors of the Company.

     (b)  "Change in Control", "Potential Change in Control", and "Change in Control Price" have the meanings set forth in Sections 7(b), (c), and (d), respectively.

     (c)  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (d)  "Commission" means the Securities and Exchange Commission or any successor agency.

     (e)  "Committee" means the Committee referred to in Section 3.

     (f)  "Company" means Crompton Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

     (g)  "Disability" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

     (h)  "Early Retirement" means: (A) early retirement prior to age 65 pursuant to the terms of any tax-qualified defined benefit plan sponsored by the Company and in which the Optionee is a participant; or (B) retirement with the consent for purposes of the Plan of the Committee or such officer of the Company as may be designated from time to time by the Committee, from active employment with the Company or a Subsidiary prior to Normal Retirement.

     (i)  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     (j)  "Fair Market Value" means the mean, as of any given date, between the highest and lowest reported sales prices of the Stock on the New York Stock Exchange Composite Index on such date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), or if no such reported sales prices are available, the fair market value of the Stock as determined by the Committee in good faith.

     (k)  "Holder" means an Optionee or a Transferee, as defined in Sections 2(o) and (v), respectively.

     (l)  "Incentive Stock Option" means any stock option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     (m)  "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

     (n)  "Normal Retirement" means retirement from active employment with the Company or a Subsidiary at or after age 65.

     (o)  "Optionee" means a person who is granted a Stock Option under Section 6.

     (p)  "Plan" means the Crompton Corporation 2001 Employee Stock Option Plan, as set forth herein and as hereafter amended from time to time.

     (q)  "Retirement" means Normal or Early Retirement.

     (r)  "Rule 16b-3" means Rule 16b-3 as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

     (s)  "Stock" means the Common Stock, $.01 par value, of the Company.

     (t)  "Stock Option" or "Option" means a Non-Qualified Stock Option granted under Section 6.

     (u)  "Subsidiary" means any business entity in which the Company, directly or indirectly, owns 50 percent or more of the total combined voting power of all classes of stock or other equity interest.

     (v)  "Transferee" means a member of an Optionee's Immediate Family, a partnership or a trust to whom or which any Option is transferred as provided in Section 6.

Section 3.  Administration

The Plan shall be administered by the Organization, Compensation and Governance Committee of the Board, or such other committee of the Board, composed of not less than three non-employee members of the Board, as shall be designated by the Board from time to time. If at any time no Committee designated to administer the Plan shall be in office, the functions of the Committee specified in the Plan shall be exercised by the Board.

Except as limited by the express provisions of the Plan, the Committee shall have the sole and complete authority:

     (a)  to select the key employees to whom Stock Options may from time to time be granted;

     (b)  to determine whether and to what extent Stock Options are to be granted, hereunder;

     (c)  to determine the number of shares to be covered by each Stock Option granted hereunder; and

     (d)  to determine the terms and conditions of any Stock Option granted hereunder (including, but not limited to, the share price, any restriction or limitation, any vesting acceleration or any forfeiture waiver regarding any Stock Option), based on such factors as the Committee shall determine.

The Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreement relating thereto), and otherwise to supervise the administration of the Plan. The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. Any determination made by the Committee pursuant to the provisions of the Plan with respect to any Stock Option shall be made in its sole discretion at the time of the grant of the award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company Plan participants.

Section 4.  Stock Subject to Plan

There shall be one million (1,000,000) shares of Stock reserved for distribution pursuant to Stock Options under the Plan. Such shares may consist, in whole or in part, of authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares.

If an outstanding Stock Option shall expire or terminate without having been exercised in full, the shares subject to the unexercised or forfeited portion of such award shall again be available for distribution in connection with awards under the Plan. In the event that a Stock Option is exercised by tendering shares to the Company as full or partial payment of the option exercise price, only the number of shares issued net of the shares tendered shall be deemed delivered under the Plan. Further, shares tendered or withheld for the payment of taxes in connection with any award shall again be available for distribution in connection with Stock Options granted under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporate structure affecting the Stock, such substitution or adjustments shall be made in the aggregate number of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding Stock Options, as may be determined by the Committee, in its sole discretion, to be equitable to prevent substantial dilution or enlargement of the rights granted to participants hereunder; provided, however, that the number of shares subject to any award will always be a whole number. The Committee shall give notice to each participant of any adjustment made pursuant to this paragraph, and upon such notice, such adjustment shall be effective and binding for all purposes of the Plan.

Shares issued under the Plan as the result of the settlement or assumption of, or substitution of awards under the Plan for, any awards or obligations to grant future awards of any entity acquired by or merging with the Company shall not reduce the number of shares available for delivery under the Plan.

Section 5.  Eligibility

All employees of the Company and its Subsidiaries (but excluding officers of the Company and any person who serves only as a director of the Company or one or more of its Subsidiaries) who in the opinion of the Committee are responsible for or contribute to the management, growth, and profitability of the business of the Company or its Subsidiaries are eligible to be granted Stock Options under the Plan.

Section 6.  Stock Options

Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve; provided, that, the Committee shall have the authority to grant solely Non-Qualified Stock Options under the Plan.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. The grant of a Stock Option shall occur on the date the Committee by resolution selects an employee as a participant in any grant of Stock Options, determines the number of Stock Options to be granted to such employee, and specifies the terms and provisions of the option agreement; provided, however, that the Committee may designate in such resolution a later date as the date of grant of any or all of the Stock Options covered thereby. The Company shall notify a participant of any grant of Stock Options, and a written option agreement or agreements shall be duly executed between the Company and the participant.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

     (a)  Option Price.  The option price per share of Stock purchasable under a Stock Option shall be equal to the Fair Market Value of the Stock on the date of grant or such higher price as shall be determined by the Committee at grant.

     (b)  Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years and one month after the date of grant of the Option.

     (c)  Transferability of Options.

     (i)  No Stock Option shall be transferable by the Optionee other than by will, by the laws of descent and distribution or in accordance with the provisions of Section 6(c)(ii).

     (ii)  Subject to applicable securities laws, the Committee may determine that a Stock Option may be transferred by the Optionee to one or more members of the Optionee's Immediate Family, as defined in Section 6(c)(iii), to a partnership of which the only partners are the Optionee and/or members of the Optionee's Immediate Family, or to a trust established by the Optionee for the benefit of the Optionee and/or one or more members of the Optionee's Immediate Family. No Transferee to whom or which a Stock Option is transferred may further transfer such Stock Option. A Stock Option transferred pursuant to this Section shall remain subject to the provisions of the Plan, including, but not limited to, the provisions of this Section 6 relating to the exercise of the Stock Option upon the death, Disability, Retirement or other termination of employment of the Optionee, and shall be subject to such other rules as the Committee shall determine.

     (iii)  For purposes of this Section 6, "Immediate Family" of the Optionee means the Optionee's spouse, parents, children and grandchildren.

     (d)  Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that, except as provided in Sections 6(e), (f), (g), and 7, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the Stock Option. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

     (e)  Termination by Death.  Subject to Section 6(j), if an Optionee's employment terminates by reason of death, any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine, for a period of two years from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the expiration of the stated term of any such Stock Option is less than one year following the death of the Optionee, the Stock Option shall be exercisable for a period of one year from the date of such death.

     (f)  Termination by Reason of Disability.  Subject to Section 6(j), if an Optionee's employment terminates by reason of Disability, any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised by the Holder, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine, for a period of two years from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the Holder dies while any such Stock Option remains exercisable, any unexercised Stock Option held by such Holder at death shall continue to be exercisable to the extent to which it was exercisable at the time of the Holder's death for a period of 12 months from the date of such death.

     (g)  Termination by Reason of Retirement.  Subject to Section 6(j), if an Optionee's employment terminates by reason of Retirement, any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised by the Holder, to the extent it was exercisable at the time of Retirement or on such accelerated basis as the Committee may determine, for a period of five years from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the Holder dies within such five-year period, any unexercised Stock Option held by such Holder shall, notwithstanding the expiration of such five-year period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

     (h)  Other Termination.  Subject to Section 6(j), if an Optionee's employment terminates for any reason other than death, Disability, Retirement, or cause, any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised by the Holder, to the extent it was exercisable at the time of termination, for a period of three months from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Holder dies within such three-month period, any unexercised Stock Option held by such Holder shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death. If an Optionee's employment is terminated for cause, all rights under any Stock Option held by such Optionee or any Transferee of such Optionee shall expire immediately upon the giving to the Optionee of notice of such termination, unless otherwise determined by the Committee.

     (i)  Method of Exercise.  Stock Options shall be exercisable (i) during the Holder's lifetime, only by the Holder or by the guardian or legal representative of the Holder, and (ii) following the death of the Holder, only by the person to whom they are transferred by will or the laws of descent and distribution. For purposes of Section 6(i) and Section 8 only, the term "Holder" shall include any person to whom a Stock Option is transferred by will or the laws of descent and distribution. Subject to the provisions of this Section 6, Stock Options may be exercised, in whole or in part, at any time during the Option term by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash (including check, bank draft, money order, or such other instrument as the Company may accept). Unless otherwise determined by the Committee at any time or from time to time, payment in full or in part may also be made (i) by delivering a duly executed notice of exercise together with irrevocable instructions from the Holder to a broker to deliver promptly to the Company sufficient proceeds from a sale or loan of the shares subject to the Stock Option to pay the purchase price, or (ii) in the form of unrestricted Stock acquired by the Holder more than six (6) months prior to the date payment is to be made (based on the Fair Market Value of the Stock on the date the Stock Option is exercised).

No shares of Stock shall be issued until full payment therefor has been made. A Holder shall have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive dividends, with respect to shares subject to the Stock Option when the Holder has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 10(a).

Shares issued upon exercise of a Stock Option shall be issued in the name of the Holder or, at the request of the Holder, in the names of such Holder and the Holder's spouse with right of survivorship.

     (j)  Cashing Out of Options.  In any case when a Stock Option is exercised after the death of a Holder, the Committee may elect to cash out all or any part of the Stock Option by paying the person to whom the Stock Option has been transferred by reason of the death of the Holder an amount, in cash or shares of Stock, equal in value to the excess of the Fair Market Value of the Stock over the option price on the effective date of such cash out.

     (k)  Substitute Options.  Stock Options may be granted under the Plan from time to time in substitution for stock options held by employees of any corporation who, as the result of a merger, consolidation, or combination of such other corporation with, or the acquisition of all or substantially all of the assets or stock of such other corporation by, the Company or a Subsidiary, become employees of the Company or a Subsidiary. The terms and conditions of any substitute Stock Options so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted; provided, however, that in the event a stock option for which a substitute Stock Option is being granted is an incentive stock option, such substitute Stock Option shall be in the form of a Non-Qualified Stock Option. No Stock Option shall be granted under the Plan in substitution for any Stock Option previously issued under the Plan if the exercise price of the substitute Stock Option is less than the exercise price of the previously issued Stock Option.

     (l)  Deferral of Option Gains.  Subject to Committee approval and to the terms and conditions prescribed by the Committee, an Optionee may elect to defer to a future date receipt of the shares of Stock to be acquired upon exercise of a Stock Option. Such election shall be made by delivering to the Company not later than six months prior to the exercise of the Stock Option a written notice of the election specifying the future date (the "Deferral Date") for receipt of the shares. At any time at least six months prior to the delivery to the Optionee of shares the receipt of which has been deferred as provided in this section, the Optionee may designate by written notice to the Company a new date, which date shall be later than the Deferral Date, and such new date shall thereafter be the Deferral Date with respect to such shares.

Section 7.  Change in Control Provisions

     (a)  Impact of Event.  In the event of:

     (i)  a "Change in Control" as defined in Section 7(b), unless otherwise determined by the Committee or the Board prior to the occurrence of such Change in Control, or

     (ii) a "Potential Change in Control" as defined in Section 7(c), but only if and to the extent so determined by the Committee or the Board, the following acceleration and valuation provisions shall apply:

     (A)  Stock Options outstanding as of the date such Change in Control or such Potential Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested.

     (B)  The value of all outstanding Stock Options shall, unless otherwise determined by the Committee at or after grant, but prior to a Change in Control or Potential Change in Control, be either, in the Committee's sole discretion pursuant to a resolution adopted prior to the occurrence of a Change in Control or Potential Change in Control: (i) cashed out on the basis of the "Change in Control Price," as defined in Section 7 (d), as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such date as the Committee may determine prior to the Change in Control; or (ii) adjusted by substituting for Stock subject to such Stock Option, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change in Control or Potential Change in Control.

     (b)  Definition of "Change in Control".  For purposes of Section 7(a), a "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, such a "Change in Control" shall be deemed to have occurred if:

     (i)  A third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of a Company employee benefit plan, becomes the beneficial owner, directly or indirectly, of 20 percent or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company;

     (ii)  During any period of 24 consecutive months individuals who, at the beginning of such consecutive 24-month period, constitute the Board of Directors of the Company (the "Board" generally and as of the effective date of the Plan the "Incumbent Board") cease for any reason (other than retirement upon reaching Normal Retirement age, Disability, or death) to constitute at least a majority of the Board; provided, that, any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

     (iii)  The Company shall cease to be a publicly owned corporation having its outstanding Stock listed on the New York Stock Exchange or quoted in the NASDAQ National Market System.

     (c)  Definition of "Potential Change in Control".  For purposes of Section 7(a), a "Potential Change in Control" means the happening of any one of the following:

     (i)  The entering into an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 7(b); or

     (ii)  The acquisition of beneficial ownership, directly or indirectly, by any entity, person, or group (other than the trustee of a Company employee benefit plan) of securities of the Company representing five percent or more of the combined voting power of the Company's outstanding voting securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the Plan.

     (d)  Change in Control Price.  For purposes of this Section 7, "Change in Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index or paid or offered in any bona fide transaction related to an actual or potential Change in Control of the Company at any time during the preceding 60-day period as determined by the Committee.

Section 8.  Amendments and Termination

The Board may amend, suspend, or discontinue the Plan or any portion thereof at any time, but no amendment, suspension, or discontinuation shall be made which would impair the rights of a Holder under a Stock Option theretofore granted without the Holder's consent or which, without the approval of the Company's stockholders, would:

     (a)  change the class of employees eligible to participate in the Plan; or

     (b)  amend, suspend or discontinue this Section 8.

The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but no such amendment shall impair the right of any Holder without the Holder's consent. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments.

Section 9.  Unfunded Status of Plan

It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

Section 10.  General Provisions

     (a)  All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require any Optionee purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that the Optionee is acquiring the shares without a view to the distribution thereof.

     (b)  Nothing contained in this Plan shall prevent the Company or a Subsidiary from adopting other or additional compensation arrangements for its employees.

     (c)  Neither the adoption of the Plan nor the granting of any Stock Option shall confer upon any employee any right to continued employment for any period of time or at any particular rate of compensation, nor shall the same interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any employee at any time.

     (d)  No later than the date on which the Company is required to withhold taxes in respect of an award, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local, or other taxes of any kind required by law to be withheld with respect to such award or any payment or distribution made in connection therewith. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement; provided, however, that in the case of any Optionee who is actually subject to Section 16(b) of the Exchange Act, any such settlement shall comply with the applicable requirements of Rule 16(b)-3. Notwithstanding the above, the Committee may, in its discretion and pursuant to procedures approved by the Committee, permit the participant to (i) elect withholding by the Company of Stock otherwise deliverable to such participant pursuant to his or her award (provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy required U.S. federal, state, local and foreign withholding obligations using the minimum statutory rate) and/or (ii) tender to the Company Stock owned by the participant (or by such participant and his or her spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date as determined by the Committee.

     (e)  The Committee shall establish such procedures as it deems appropriate for a Holder to designate a beneficiary to whom any amounts payable with respect to outstanding awards under the Plan in the event of the participant's death are to be paid.

     (f)  The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Connecticut.

Section 11.  Effective Date of Plan

The Plan shall be effective as of the date it is adopted by the Board. Awards may be made under the Plan on and after its effective date.

Section 12.  Term of Plan

No Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan, but awards granted prior to such tenth anniversary may extend beyond that date.

Adopted:  October 23, 2001
Revised:  January 22, 2002